Exhibit 99.2

October 29, 2020

Twitter Announces Third Quarter 2020 Results

Reports Total Revenue Grew 14% to $936 Million and Average Monetizable Daily Active Usage (mDAU) Grew 29% to 187 Million

SAN FRANCISCO, California - Twitter, Inc. (NYSE: TWTR) today announced financial results for its third quarter 2020.

“We have grown our daily audience by 42 million in the last year as people all around the world come to Twitter to find out about the topics and events they care about most. I’m pleased mDAU grew 29% year over year to 187 million, driven by global conversation around current events and product improvements,” said Jack Dorsey, Twitter’s CEO. “We’re helping people find trusted sources of information by better organizing and surfacing the topics and interests that bring people to Twitter.”

“Advertisers significantly increased their investment on Twitter in Q3, engaging our larger audience around the return of events as well as increased and previously delayed product launches, driving revenue to $936 million, up 14% year over year,” said Ned Segal, Twitter’s CFO. “We also made progress on our brand and direct response products, with updated ad formats, improved measurement, and better prediction. We remain confident that our larger audience, coupled with ongoing revenue product improvements, new events and product launches, and the positive advertiser response to the choices we’ve made as we have grown the service, can drive great outcomes over time.”

Third Quarter 2020 Operational and Financial Highlights

Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this press release’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. The sum of individual metrics may not always equal total amounts indicated due to rounding.
•Q3 revenue totaled $936 million, an increase of 14% year over year.
◦Advertising revenue totaled $808 million, up 15% year over year.
▪Total ad engagements increased 27% year over year.
▪Cost per engagement (CPE) decreased 9% year over year.
◦Data licensing and other revenue totaled $128 million, an increase of 5% year over year.
◦US revenue totaled $513 million, an increase of 10% year over year.
◦International revenue totaled $424 million, an increase of 18% year over year.
•Q3 costs and expenses totaled $880 million, an increase of 13% year over year. This resulted in operating income of $56 million and 6% operating margin, compared to operating income of $44 million or 5% operating margin in the same period of the previous year.

•Stock-based compensation (SBC) expense grew 18% year over year to $116 million and was approximately 12% of total revenue compared to 19% in the prior quarter. As a reminder, stock-based compensation expense is closely tied to headcount, timing of grants, and vesting.

•Q3 net income was $29 million, representing a net margin of 3% and diluted EPS of $0.04. This compares to net income of $37 million, a net margin of 4% and diluted EPS of $0.05 in the same period of the previous year.

•Net cash provided by operating activities in the quarter was $215 million, compared to $336 million in the same period last year. Capital expenditures totaled $289 million, compared to $169 million in the same period last year, driven by infrastructure investments in data center build-outs to support audience growth and product innovation.

•Average mDAU was 187 million for Q3, compared to 145 million in the same period of the previous year and compared to 186 million in the previous quarter.
◦Average US mDAU was 36 million for Q3, compared to 30 million in the same period of the previous year and compared to 36 million in the previous quarter.
◦Average international mDAU was 152 million for Q3, compared to 115 million in the same period of the previous year and compared to 150 million in the previous quarter.

Looking Ahead

As we look ahead to Q4, there is a lot to navigate — much of it unique to 2020. On the positive side, October looks a lot like September with events and product launches coming back and we are benefitting from all of the hard work we’ve done to make Twitter a must buy for advertisers looking to launch new products and services and connect with what’s happening. The strength and timing of the holiday shopping season is also likely to play out differently this year than it has historically, with a buying season that may be accelerated and even more digital than ever before.

As we approach the US election, however, it is hard to predict how advertiser behavior could change. In Q2, many brands slowed or paused spend in reaction to US civil unrest, only to increase spend relatively quickly thereafter in an effort to catch up. The period surrounding the US election is somewhat uncertain, but we have no reason to believe that September’s revenue trends can't continue, or even improve, outside of the election-related window.

We remain confident that our larger audience coupled with ongoing revenue product improvements, new events and product launches, and the tendency of advertisers to respond positively to the choices we have made as we have grown the service, can drive great outcomes over time.

Given improving business conditions, we also intend to continue investing in our most important work and expect total GAAP costs and expenses to grow closer to 20% year over year in Q4. Remember, that was our intention for the full year before the pandemic. We expect SBC expense to be relatively flat sequentially and we expect capex to remain over $250 million in Q4 as a result of our ongoing data center build-out.

Appendix

Third Quarter 2020 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, October 29, 2020, at 2pm Pacific Time (5pm Eastern Time) to discuss financial results for the third quarter of 2020. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Fourth Quarter Earnings Release Details
Twitter expects to release financial results for the fourth quarter and full year of 2020 on February 9, 2021. Further detail will be provided via press release.

About Twitter, Inc. (NYSE: TWTR)
Twitter is what's happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the third quarter of 2020 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.

In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the impact of the COVID-19 pandemic and related responses of businesses and governments to the pandemic, as well as the US election, on Twitter’s operations and operating results, and Twitter’s expectations regarding future capital expenditures and other expenses, including its SBC expense and the timing of such expense. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations and fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020. The forward-looking statements in this press release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the three and nine months ended September 30, 2020, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax benefit from the establishment of deferred tax assets related to intra-entity transfers of intangible assets in the nine months ended September 30, 2019, and the income tax provision from the establishment of a valuation allowance against the deferred tax assets in the nine months ended September 30, 2020, and no other adjustments were made in the calculation of this measure. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), and adjusted diluted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.

Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges, or the effects of the income tax benefits related to the establishment of deferred tax assets and the tax provisions from the establishment of a valuation allowance against deferred tax assets described above, which are non-operating benefits and expenses.

In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:
Cherryl Valenzuela
ir@twitter.com

Press:
Giovanna Falbo
press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$2,201,073	$1,799,082
Short-term investments	5,479,974	4,839,970
Accounts receivable, net	747,548	850,184
Prepaid expenses and other current assets	160,984	130,839
Total current assets	8,589,579	7,620,075
Property and equipment, net	1,392,720	1,031,781
Operating lease right-of-use assets	828,213	697,095
Intangible assets, net	58,923	55,106
Goodwill	1,289,147	1,256,699
Deferred tax assets, net	792,362	1,908,086
Other assets	137,848	134,547
Total assets	$13,088,792	$12,703,389
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$241,102	$161,148
Accrued and other current liabilities (1)	623,885	500,893
Convertible notes, short-term	905,532	—
Operating lease liabilities, short-term	161,508	146,959
Finance lease liabilities, short-term	3,076	23,476
Total current liabilities	1,935,103	832,476
Convertible notes, long-term	1,858,685	1,816,833
Senior notes, long-term	692,742	691,967
Operating lease liabilities, long-term	727,011	609,245
Deferred and other long-term tax liabilities, net	28,845	24,170
Other long-term liabilities	34,318	24,312
Total liabilities	5,276,704	3,999,003
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	9,249,956	8,763,330
Accumulated other comprehensive loss	(90,087)	(70,534)
Retained earnings (accumulated deficit)	(1,347,785)	11,586
Total stockholders’ equity	7,812,088	8,704,386
Total liabilities and stockholders’ equity	$13,088,792	$12,703,389

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded an accrual of $150.0 million, which is included in accrued and other current liabilities in the consolidated balance sheets, as described in Note 14 in the notes to the consolidated financial statements included in our Form 10-Q for the second quarter of 2020.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$936,233	$823,717	$2,427,308	$2,451,988
Costs and expenses
Cost of revenue	361,388	281,057	933,464	823,033
Research and development	208,877	178,553	625,071	484,041
Sales and marketing	215,285	226,204	643,858	672,252
General and administrative (1)	94,576	93,758	450,181	259,173
Total costs and expenses	880,126	779,572	2,652,574	2,238,499
Income (loss) from operations	56,107	44,145	(225,266)	213,489
Interest expense	(39,614)	(36,226)	(112,712)	(111,803)
Interest income	17,167	40,348	75,077	123,776
Other income (expense), net	(3,977)	(504)	(12,057)	6,583
Income (loss) before income taxes	29,683	47,763	(274,958)	232,045
Provision (benefit) for income taxes	1,024	11,241	1,082,784	(1,114,841)
Net income (loss)	$28,659	$36,522	$(1,357,742)	$1,346,886
Net income (loss) per share:
Basic	$0.04	$0.05	$(1.73)	$1.75
Diluted	$0.04	$0.05	$(1.73)	$1.72
Weighted-average shares used to compute net income (loss) per share:
Basic	790,827	772,789	785,788	768,719
Diluted	806,383	790,523	785,788	784,443

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded $150.0 million in general and administrative expenses in the consolidated statements of operations.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities
Net income (loss)	$28,659	$36,522	$(1,357,742)	$1,346,886
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	121,983	119,986	366,469	349,076
Stock-based compensation expense	115,969	98,623	346,748	276,729
Amortization of discount on convertible notes	26,673	30,464	74,733	93,251
Bad debt expense	(634)	1,298	16,861	2,661
Deferred income taxes	(6,345)	5,898	(32,382)	68,587
Deferred tax assets establishment related to intra-entity transfers of intangible assets	—	—	—	(1,206,880)
Deferred tax assets valuation allowance establishment	—	—	1,101,374	—
Impairment of investments in privately-held companies	339	—	8,842	1,550
Other adjustments	(2,571)	2,964	(7,756)	(16,502)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(136,469)	26,695	97,812	93,932
Prepaid expenses and other assets	(27,722)	(18,669)	(24,765)	(21,216)
Operating lease right-of-use assets	43,595	35,688	121,712	104,862
Accounts payable	20,512	(7,859)	(5,722)	(12,599)
Accrued and other liabilities	71,922	39,097	76,497	40,378
Operating lease liabilities	(41,124)	(35,188)	(120,111)	(94,530)
Net cash provided by operating activities	214,787	335,519	662,570	1,026,185
Cash flows from investing activities
Purchases of property and equipment	(290,746)	(170,252)	(577,829)	(389,073)
Proceeds from sales of property and equipment	1,910	1,233	5,815	4,290
Purchases of marketable securities	(1,981,219)	(948,761)	(5,103,983)	(3,940,682)
Proceeds from maturities of marketable securities	1,085,761	1,382,924	3,566,895	4,151,862
Proceeds from sales of marketable securities	66,718	110,026	925,387	173,325
Purchases of investments in privately-held companies	(2,500)	(50,750)	(3,839)	(51,163)
Business combinations, net of cash acquired	—	—	(34,285)	(20,302)
Other investing activities	—	(9,500)	(11,050)	2,281
Net cash provided by (used in) investing activities	(1,120,076)	314,920	(1,232,889)	(69,462)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,000,000	—
Debt issuance costs	—	—	(14,662)	—
Repayment of convertible notes	—	(935,000)	—	(935,000)
Taxes paid related to net share settlement of equity awards	(3,726)	(3,757)	(18,344)	(16,695)
Payments of finance lease obligations	(4,117)	(15,694)	(20,573)	(53,627)
Proceeds from exercise of stock options	31	244	454	753
Proceeds from issuances of common stock under employee stock purchase plan	—	—	34,395	25,209
Net cash provided by (used in) financing activities	(7,812)	(954,207)	981,270	(979,360)
Net increase (decrease) in cash, cash equivalents and restricted cash	(913,101)	(303,768)	410,951	(22,637)
Foreign exchange effect on cash, cash equivalents and restricted cash	924	(8,792)	(14,854)	(1,790)
Cash, cash equivalents and restricted cash at beginning of period	3,135,940	2,210,008	1,827,666	1,921,875
Cash, cash equivalents and restricted cash at end of period	$2,223,763	$1,897,448	$2,223,763	$1,897,448
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$1,312	$—
Changes in accrued property and equipment purchases	$63,400	$(50,932)	$103,649	$26,679
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$2,201,073	$1,869,444	$2,201,073	$1,869,444
Restricted cash included in prepaid expenses and other current assets	2,251	1,869	2,251	1,869
Restricted cash included in other assets	20,439	26,135	20,439	26,135
Total cash, cash equivalents and restricted cash	$2,223,763	$1,897,448	$2,223,763	$1,897,448

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Non-GAAP net income (loss) and net income (loss) per share:
Net income (loss) (1)	$28,659	$36,522	$(1,357,742)	$1,346,886
Exclude: Provision (benefit) for income taxes	1,024	11,241	1,082,784	(1,114,841)
Income (loss) before income taxes	29,683	47,763	(274,958)	232,045
Stock-based compensation expense	115,969	98,623	346,748	276,729
Amortization of acquired intangible assets	5,424	3,806	17,984	12,509
Non-cash interest expense related to convertible notes	26,673	30,464	74,733	93,251
Impairment on investments in privately-held companies	339	—	8,842	(8,611)
Restructuring charges	—	—	—	(217)
Non-GAAP income before income taxes	178,088	180,656	173,349	605,706
Non-GAAP provision (benefit) for income taxes (2)	26,713	43,820	1,174,944	(1,058,352)
Non-GAAP net income (loss)	$151,375	$136,836	$(1,001,595)	$1,664,058
GAAP basic shares	790,827	772,789	785,788	768,719
Dilutive equity awards (3)	15,556	17,734	—	15,724
Non-GAAP diluted shares (4)	806,383	790,523	785,788	784,443
Non-GAAP diluted net income (loss) per share	$0.19	$0.17	$(1.27)	$2.12
Adjusted EBITDA:
Net income (loss) (1)	$28,659	$36,522	$(1,357,742)	$1,346,886
Stock-based compensation expense	115,969	98,623	346,748	276,729
Depreciation and amortization expense	121,983	119,986	366,469	349,076
Interest and other expense (income), net	26,424	(3,618)	49,692	(18,556)
Provision (benefit) for income taxes	1,024	11,241	1,082,784	(1,114,841)
Restructuring charges	—	—	—	(217)
Adjusted EBITDA	$294,059	$262,754	$487,951	$839,077
Stock-based compensation expense by function:
Cost of revenue	$8,581	$5,757	$23,333	$16,778
Research and development	66,111	53,009	204,686	149,499
Sales and marketing	25,550	23,755	73,572	64,022
General and administrative	15,727	16,102	45,157	46,430
Total stock-based compensation expense	$115,969	$98,623	$346,748	$276,729
Amortization of acquired intangible assets by function:
Cost of revenue	$5,424	$3,806	$17,984	$11,889
Sales and marketing	—	—	—	620
Total amortization of acquired intangible assets	$5,424	$3,806	$17,984	$12,509
Restructuring charges by function:
Cost of revenue	$—	$—	$—	$(13)
Research and development	—	—	—	(73)
Sales and marketing	—	—	—	(87)
General and administrative	—	—	—	(44)
Total restructuring charges	$—	$—	$—	$(217)
Non-GAAP costs and expenses:
Total costs and expenses	$880,126	$779,572	$2,652,574	$2,238,499
Less: stock-based compensation expense	(115,969)	(98,623)	(346,748)	(276,729)
Less: amortization of acquired intangible assets	(5,424)	(3,806)	(17,984)	(12,509)
Less: restructuring charges	—	—	—	217
Total non-GAAP costs and expenses	$758,733	$677,143	$2,287,842	$1,949,478

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
(Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Adjusted free cash flow:
Net cash provided by operating activities	$214,787	$335,519	$662,570	$1,026,185
Less: purchases of property and equipment	(290,746)	(170,252)	(577,829)	(389,073)
Plus: proceeds from sales of property and equipment	1,910	1,233	5,815	4,290
Adjusted free cash flow	$(74,049)	$166,500	$90,556	$641,402
Adjusted net income (loss) and adjusted diluted net income (loss) per share:
Net income (loss) (1)	$28,659	$36,522	$(1,357,742)	$1,346,886
Exclude: benefit from deferred tax asset (5)	—	—	—	(1,206,880)
Exclude: provision for deferred tax assets valuation allowance (6)	—	—	1,101,374	—
Adjusted net income (loss)	$28,659	$36,522	$(256,368)	$140,006
GAAP diluted shares	806,383	790,523	785,788	784,443
Adjusted diluted net income (loss) per share	$0.04	$0.05	$(0.33)	$0.18

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded $150.0 million in general and administrative expenses in the consolidated statements of operations.

(2) The non-GAAP benefit from income taxes for the nine months ended September 30, 2019 includes benefits of $1.21 billion from the establishment of deferred tax assets from intra-entity transfers of intangible assets. The non-GAAP provision for income taxes for the nine months ended September 30, 2020 includes a provision of $1.11 billion related to the establishment of a valuation allowance against deferred tax assets.

(3) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(4) GAAP diluted shares are the same as non-GAAP diluted shares for all periods presented.
(5) The benefit from deferred tax asset in the nine months ended September 30, 2019 is primarily related to the establishment of deferred tax assets from intra-entity transfers of intangible assets.
(6) The provision for deferred tax assets valuation allowance in the nine months ended September 30, 2020 is related to the establishment of a valuation allowance against deferred tax assets.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$936	$824	$2,427	$2,452
Foreign exchange effect on 2020 revenue using 2019 rates	(1)		4
Revenue excluding foreign exchange effect	$935		$2,431
Revenue year-over-year change percent	14%		(1)%
Revenue excluding foreign exchange effect year-over-year change percent	14%		(1)%

Advertising revenue	$808	$702	$2,053	$2,109
Foreign exchange effect on 2020 advertising revenue using 2019 rates	(1)		4
Advertising revenue excluding foreign exchange effect	$807		$2,057
Advertising revenue year-over-year change percent	15%		(3)%
Advertising revenue excluding foreign exchange effect year-over-year change percent	15%		(2)%

Data licensing and other revenue	$128	$121	$375	$343
Foreign exchange effect on 2020 data licensing and other revenue using 2019 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$128		$375
Data licensing and other revenue year-over-year change percent	5%		9%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	5%		9%

International revenue	$424	$358	$1,081	$1,099
Foreign exchange effect on 2020 international revenue using 2019 rates	(1)		4
International revenue excluding foreign exchange effect	$423		$1,086
International revenue year-over-year change percent	18%		(2)%
International revenue excluding foreign exchange effect year-over-year change percent	18%		(1)%

International advertising revenue	$381	$318	$960	$983
Foreign exchange effect on 2020 international advertising revenue using 2019 rates	(1)		4
International advertising revenue excluding foreign exchange effect	$380		$964
International advertising revenue year-over-year change percent	20%		(2)%
International advertising revenue excluding foreign exchange effect year-over-year change percent	20%		(2)%

(1) The sum of individual metrics may not always equal total amounts indicated due to rounding.